FOR IMMEDIATE RELEASE	CONTACT:
Thursday, May 2, 2013	Kathleen Till Stange, Corporate & Investor Relations V.P.
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports First Quarter 2013 Results

West Des Moines, Iowa, May 2, 2013 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended March 31,
	2013	2012
Net income attributable to FBL	$24,966	$16,587
Operating income	23,134	19,916
Earnings per common share (assuming dilution):
Net income	0.96	0.53
Operating income	0.89	0.64

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL for the first quarter of 2013 of $25.0 million, or $0.96 per diluted common share compared to $16.6 million, or $0.53 per diluted common share, for the first quarter of 2012.

Operating Income(1). Operating income totaled $23.1 million, or $0.89 per common share, for the first quarter of 2013, compared to $19.9 million, or $0.64 per common share, for the first quarter of 2012. First quarter 2013 operating income reflects:

•	Strong underlying results from Farm Bureau Life

•	Investment fee income of $0.04 per share, primarily due to higher than expected bond calls and prepayments

•	Favorable mortality experience (approximately $0.02 per share better than expected for each remaining quarter of 2013)

•	Lower amortization of $0.03 per share due to the positive impact of equity markets on separate account performance
Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments, the change in net unrealized gains and losses on derivatives, the net impact of discontinued operations and the loss on debt redemption. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"I am pleased to report that FBL Financial Group delivered substantial growth in first quarter financial results with an 81 percent increase in net income to $0.96 per share and a 39 percent increase in operating income to $0.89 per share. These results reflect focus on our attractive Farm Bureau niche market, execution of our strategies, and steady and consistent growth from Farm Bureau Life," said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "We continue to maintain a strong capital position and emphasize life insurance sales, resulting in a 27 percent increase in first quarter life premiums collected."
Product Revenues. Premiums and product charges for the first quarter of 2013 totaled $70.2 million compared to $68.4 million in the first quarter of 2012. Interest sensitive product charges were flat while traditional life insurance premiums increased four percent during the quarter. Premiums collected(2) in the first quarter of 2013 totaled $175.5 million compared to $190.2 million in the first quarter of 2012. Life insurance premiums collected increased 27 percent, while annuity premiums collected declined 28 percent, reflecting the focus on life insurance sales and the suspension of certain annuity products due to the low interest rate environment.

Investment Income. Net investment income in the first quarter of 2013 totaled $90.8 million compared to $86.9 million in the first quarter of 2012. The increase is due to an increase in average invested assets and an increase in investment fee income, partially offset by lower investment yields on investments purchased during the quarter. The annualized yield earned on average invested assets, with securities at cost, was 5.69 percent for the three months ended March 31, 2013, compared to 5.76 percent for the three months ended March 31, 2012. At March 31, 2013, 95 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $132.8 million in the first quarter of 2013, level with $133.0 million in the first quarter of 2012. Mortality experience during the quarter was favorable with death benefits, net of reinsurance and reserves released, totaling $21.8 million in the first quarter of 2013, compared to $24.1 million in the first quarter of 2012. By its nature, mortality experience can fluctuate from quarter to quarter.

Net Realized Gains/Losses on Investments. In the first quarter of 2013, FBL Financial Group recognized net realized gains on investments of $3.3 million. The net realized gain on investments of $3.3 million is attributable to gains on sales of $5.6 million, losses on sales of $1.7 million and impairments of $0.6 million.

Capital and Book Value Increase. As of March 31, 2013, the book value per share of FBL Financial Group common stock totaled $48.47, a two percent increase from $47.47 at December 31, 2012. Book value per share, excluding accumulated other comprehensive income(3), increased to $36.90 at March 31, 2013 from $36.09 at December 31, 2012. The March 31, 2013 company action level risk based capital ratio of Farm Bureau Life Insurance Company increased during the year to approximately 519 percent.

Stock Repurchases. During the quarter, FBL repurchased 158,927 shares of its common stock for a cost of $5.5 million, including expenses.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, May 3, 2013, at 11:00 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL Financial Group's website, www.fblfinancial.com.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, competitive factors, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended
	March 31,
	2013	2012
Revenues:
Interest sensitive product charges	$25,304	$25,232
Traditional life insurance premiums	44,934	43,123
Net investment income	90,810	86,888
Net realized capital gains on sales of investments	3,932	879

Total other-than-temporary impairment losses	(646)	(11,301)
Non-credit portion in other comprehensive income	—	9,779
Net impairment loss recognized in earnings	(646)	(1,522)

Other income	3,714	5,005
Total revenues	168,048	159,605

Benefits and expenses:
Interest sensitive product benefits	48,292	49,082
Traditional life insurance benefits	39,806	39,111
Policyholder dividends	3,358	4,244
Underwriting, acquisition and insurance expenses	35,024	32,727
Interest expense	1,975	1,982
Loss on debt redemption	—	33
Other expenses	4,384	5,790
Total benefits and expenses	132,839	132,969
	35,209	26,636
Income taxes	(11,583)	(8,758)
Equity income, net of related income taxes	1,312	1,621
Net income from continuing operations	24,938	19,499
Discontinued operations:
Loss on sale of subsidiary, net of tax benefit	—	(2,252)
Loss from discontinued operations, net of tax	—	(680)
Total loss from discontinued operations	—	(2,932)
Net income	24,938	16,567
Net loss attributable to noncontrolling interest	28	20
Net income attributable to FBL Financial Group, Inc.	$24,966	$16,587

Earnings per common share - assuming dilution	$0.96	$0.53

Weighted average common shares	25,597,562	30,527,369
Effect of dilutive securities	271,938	478,413
Weighted average common shares - diluted	25,869,500	31,005,782

(1) Reconciliation of Net Income Attributable to FBL to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL adjusted to eliminate the impact of realized gains and losses on investments, the change in net unrealized gains and losses on derivatives, the impact of discontinued operations and loss on debt redemption. FBL uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. Also, the discontinued operations and loss on debt redemption are nonrecurring items. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income attributable to FBL. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended
	March 31,
	2013	2012
	(Dollars in thousands, except per share data)
Net income attributable to FBL	$24,966	$16,587
Adjustments:
Loss on debt redemption (a)	—	22
Net impact of discontinued operations (a)	—	2,932
Net realized gains/losses on investments (a)	(1,895)	249
Change in net unrealized gains/losses on derivatives (a)	63	126
Operating income	$23,134	$19,916

Operating income per common share - assuming dilution	$0.89	$0.64

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	March 31, 2013	December 31, 2012
Book value per share	$48.47	$47.47
Less: Per share impact of accumulated other comprehensive income	11.57	11.38
Book value per share,
excluding accumulated other comprehensive income	$36.90	$36.09

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $295.8 million at March 31, 2013 and $289.9 million at December 31, 2012. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31, 2013	December 31, 2012
Assets
Investments	$7,185,450	$7,160,650
Cash and cash equivalents	100,479	78,074
Deferred acquisition costs	229,068	204,326
Other assets	379,699	355,867
Assets held in separate accounts	651,474	618,809
Total assets	$8,546,170	$8,417,726

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$5,554,533	$5,507,921
Other policy funds, claims and benefits	632,155	626,830
Debt	147,000	147,000
Other liabilities	319,026	304,919
Liabilities related to separate accounts	651,474	618,809
Total liabilities	7,304,188	7,205,479

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	122,386	115,706
Class B common stock	7,197	7,522
Accumulated other comprehensive income	295,757	289,853
Retained earnings	813,591	796,110
Total FBL Financial Group, Inc. stockholders' equity	1,241,931	1,212,191
Noncontrolling interest	51	56
Total stockholders' equity	1,241,982	1,212,247
Total liabilities and stockholders' equity	$8,546,170	$8,417,726

Common shares outstanding	25,563,170	25,475,074

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